Exhibit 99

PATTERSON ANNOUNCES DENTAL LEADERSHIP TRANSITION

May 3, 2018 (ST. PAUL, Minn.) — Patterson Companies (Nasdaq: PDCO), today announced that David G. Misiak, President of Patterson Dental North America, will transition from this current role effective May 11, to pursue a new opportunity.

“We are grateful to Dave for his many contributions to Patterson during his 22 years with our dental business, and I thank him for his support during my transition,” said Mark Walchirk, Patterson Companies President and CEO. “On behalf of Patterson, we wish him the best in his future endeavors.”

Patterson will be conducting a search for a new leader of its dental segment. During this transition period, the dental business will report directly to Mark Walchirk.

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) is a value-added distributor serving the dental and animal health markets.

Dental Market

Patterson’s Dental segment provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Animal Health Market

Patterson’s Animal Health segment is a leading distributor of products, services and technologies to both the production and companion animal health markets in North America and the U.K.

CONTACT: COMPANY: TEL: EMAIL: WEB: SOURCE:	Bria Townshend, Corporate Communications Patterson Companies Inc. 651.905.3349 corporate.communications@pattersoncompanies.com pattersoncompanies.com Patterson Companies Inc.
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CONTACT: COMPANY: TEL: EMAIL: WEB: SOURCE:	John M. Wright, Investor Relations Patterson Companies Inc. 651.686.1364 john.wright@pattersoncompanies.com pattersoncompanies.com Patterson Companies Inc.

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